EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces That It Intends To Commence A Dutch Auction Tender Offer For Up To Approximately $45 Million of Common Stock

ALHAMBRA, California, May 6, 2015 - EMCORE Corporation (NASDAQ: EMKR - News), a leading provider of compound semiconductor-based components, subsystems, and systems for the broadband and specialty fiber optics market, today announced that it intends to commence a modified “Dutch auction” tender offer to purchase up to approximately $45 million of shares of its common stock (“Common Stock”) on or about May 15, 2015. The Company intends to finance the share repurchase from proceeds from the sale of the Space Photovoltaics business and the Telecommunications Fiber Optics business.

“The tender offer reflects our continued commitment to enhancing shareholder value” stated Jeffrey Rittichier, Chief Executive Officer of EMCORE. “Our Board’s Strategic Alternatives Committee carefully considered all of the options to return capital to the shareholders and concluded that this transaction was the most efficient alternative at this time. At the closing of the transaction, EMCORE will still have a very strong balance sheet, giving us the financial strength to pursue our strategic options and growth initiatives.”

B. Riley & Co., LLC will serve as the Dealer Manager for the tender offer.

Modified Dutch Auction Tender Offer

EMCORE will offer to purchase up to approximately $45 million of shares of its Common Stock at a price to be determined prior to the commencement of the tender offer. In accordance with the rules of the Securities and Exchange Commission (“SEC”), EMCORE may increase the number of shares of Common Stock accepted for payment in the offer up to 2 percent of the outstanding Common Stock without amending or extending the offer. The Company intends for the tender offer to commence on or about May 15, 2015 and the tender offer will remain open for at least twenty business days following the date of the commencement of the offer.

A modified “Dutch auction” tender offer allows shareholders to tender all or a portion of their shares (1) at a price specified by the tendering shareholder at a price within the Company’s specified range or (2) without specifying a purchase price, in which case their shares will be purchased at the purchase price determined in accordance with the tender offer.  When the tender offer expires, EMCORE will determine the lowest price per share, within the specified range of prices (the “purchase price”), that will enable it to purchase up to approximately $45 million of shares of Common Stock at such price. All Common Stock purchased in the tender offer will be purchased at the same price.  Shareholders will receive the purchase price in cash, subject to applicable withholding taxes and without interest, for shares tendered at prices equal to or less than the purchase price, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tenders. These provisions are described in the Offer to Purchase, the related Letter of Transmittal and other materials relating to the tender offer (the “tender offer documents”) that will be distributed to shareholders upon commencement of the offer.

The tender offer will not be conditioned upon any minimum number of shares being tendered. The tender offer will be, however, subject to certain conditions described in the tender offer documents, which will be distributed to shareholders upon commencement of the offer. These documents will also contain tendering instructions and a complete explanation of the tender offer’s terms and conditions.

While EMCORE’s Board of Directors has authorized the Company to make the tender offer, neither EMCORE nor its Board of Directors make any recommendation to any shareholder as to whether to tender or refrain from tendering any Common Stock or as to the price or prices at which shareholders may choose to tender their Common Stock. EMCORE has not authorized any person to make any such recommendation. Shareholders must decide whether to tender their Common Stock and, if so, how much Common Stock to tender and at what price or prices. In doing so, shareholders should carefully evaluate all of the information in the tender offer documents, when available, before making any decision with respect to the tender offer, and should consult their own financial and tax advisors.

Additional Announcement

EMCORE Corporation also stated that, with the issuance of this release, it was also separately issuing its financial results for the second quarter, which ended March 31, 2015.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband and specialty fiber optics market. EMCORE provides optical components, subsystems and systems for Cable Television (CATV) and Fiber- To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications. For further information about EMCORE, visit http:// www.emcore.com.

Important Information Regarding the Anticipated Tender Offer

The discussion of the tender offer contained in this press release is for informational purposes only and is not an offer to purchase nor the solicitation of an offer to sell any Common Stock of the Company. The anticipated tender offer described in this press release has not yet commenced, and while the Company intends to commence the tender offer within a reasonable time and complete the tender offer, there can be no assurances that the Company will commence or complete the tender offer on the terms described in this press release, or at all. If the Company commences the offer, the offer to purchase and solicitation of Common Stock will be made only pursuant to an Offer to Purchase, the related Letter of Transmittal and other related materials, as they may be amended or supplemented. Such Offer to Purchase, related Letter of Transmittal and other related materials are expected to be mailed to all shareholders shortly after commencement of the tender offer, at no expense to shareholders. Shareholders should read those materials and the documents incorporated therein by reference carefully when they become available, prior to making any decisions with respect to the tender offer, because they will contain important information, including the various terms and conditions of the tender offer.  The Company will file a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the SEC.  The Tender Offer Statement, including the Offer to Purchase, the related Letter of Transmittal and other related materials, as well as any amendments or supplements, will be available to shareholders for no charge on the SEC’s website (www.sec.gov), or from the information agent for the tender offer, MacKenzie Partners Inc.

Forward-Looking Statements

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Such forward-looking statements include, in particular, projections about our future results included in our Exchange Act reports, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. We caution that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; (b) the Company’s historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; (c) delays and other difficulties in commercializing new products; (d) the failure of new products: (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (e) uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; (f) actions by competitors; (g) the ability of the Company to commence and complete the tender offer, the price at which the Company purchases common stock pursuant to the tender offer or otherwise, and the number of Shares it is able to purchase pursuant to the tender offer or otherwise; (h) the ability of the Company to achieve the benefits contemplated by the tender offer, as well as management’s response to any of the aforementioned factors  and (i) other risks and uncertainties described in our filings with the Securities and Exchange Commission (“SEC”).

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements. We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our filings with the SEC that are available on the SEC’s web site located at www.sec.gov, including the sections entitled “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the SEC. We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

Contact:

EMCORE Corporation

Mark Weinswig

(626) 293-3400

investor@emcore.com

TTC Group

Victor Allgeier

(646) 290-6400

vic@ttcominc.com